Exhibit 1.1
COLE CREDIT PROPERTY TRUST III, INC.
Up to 275,000,000 Shares of Common Stock
DEALER MANAGER AGREEMENT
September 17, 2010
Cole Capital Corporation
2575 East Camelback Road
Suite 500
Phoenix, Arizona 85016
Ladies and Gentlemen;
     Cole Credit Property Trust III, Inc., a Maryland corporation (the “Company”), is registering for a public sale a maximum of 275,000,000 shares of its common stock, $0.01 par value per share (the “Offering”), of which amount 250,000,000 shares are to be offered to the public for $10.00 per share (collectively the “Shares” or the “Stock”) and an additional up to 25,000,000 shares are to be offered pursuant to the Company’s distribution reinvestment plan at $9.50 per share until such time as the Company’s board of directors determines a reasonable estimate of the value of our shares. Thereafter, the per share offering price under the Company’s distribution reinvestment plan will be the most recent estimated value per share as determined by the Company’s board of directors as described in the “Summary of Distribution Reinvestment Plan” section of the Prospectus (as defined below). The Company reserves the right to reallocate the Shares included in the Offering between those offered to the public and those offered pursuant to the distribution reinvestment plan. There shall be a minimum purchase by any one person of 250 Shares (except as otherwise indicated in the Prospectus or in any letter or memorandum for the Company to Cole Capital Corporation (the “Dealer Manager”)). Terms not defined in this Dealer Manager Agreement (the “Agreement”) shall have the same meaning as in the Prospectus. In connection therewith, the Company hereby agrees with you, the Dealer Manager, as follows:
1.     Representations and Warranties of the Company
     The Company represents and warrants to the Dealer Manager that:
     1.1     A registration statement (File 333-164884) on Form S-11 with respect to the Company has been prepared by the Company in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, covering the Shares. Copies of such registration statement and each amendment thereto have been or will be delivered to the Dealer Manager. (The registration statement and prospectus contained therein, as finally amended at the effective date of the registration statement, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that if the Company files a Prospectus or a prospectus supplement pursuant to Rule 424(b) under the Securities Act, or if the Company files a post-effective amendment to the Registration Statement, the term “Prospectus” includes the prospectus filed pursuant to Rule 424(b) or the prospectus included in such post-effective amendment.)

     1.2     The Company has been duly and validly organized and formed as a corporation under the laws of the state of Maryland, with the power and authority to conduct its business as described in the Prospectus.
     1.3     The Registration Statement and the Prospectus comply with the Securities Act and the Rules and Regulations and do not contain any untrue statements of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Section 1.3 will not extend to such statements contained in or omitted from the Registration Statement or Prospectus as (i) are primarily within the knowledge of the Dealer Manager or any of the participating broker-dealers who are members in good standing with the Financial Industry Regulatory Authority, Inc. (FINRA) and who have signed a Selected Dealer Agreement with the Dealer Manager (“Dealers”) and (ii) for statements contained in the Registration Statement or Prospectus, are based upon information furnished by the Dealer Manager in writing to the Company specifically for inclusion therein.
     1.4     The Company intends to use the funds received from the sale of the Shares as set forth in the Prospectus.
     1.5     No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Shares, except such as may be required under the Securities Act or applicable state securities laws.
     1.6     There are no actions, suits or proceedings pending or to the knowledge of the Company, threatened against the Company at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which will have a material adverse effect on the business or property of the Company.
     1.7     The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Company will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.
     1.8     The Company has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.

     1.9     At the time of the issuance of the Shares, the Shares will have been duly authorized and validly issued, and upon payment therefor, will be fully paid and nonassessable and will conform to the description thereof contained in the Prospectus.
2.     Covenants of the Company
     The Company covenants and agrees with the Dealer Manager that:
     2.1     The Company will, at no expense to the Dealer Manager, furnish the Dealer Manager with such number of printed copies of the Registration Statement, including all supplements, amendments and exhibits thereto, as the Dealer Manager may reasonably request. The Company will similarly furnish to the Dealer Manager, and others designated by the Dealer Manager, as many copies as the Dealer Manager may reasonably request in connection with the offering of the Shares of: (a) the Prospectus in preliminary and final form and every form of supplemental or amended prospectus; (b) this Agreement; and (c) any other printed sales literature or other materials (provided that the use of said sales literature and other materials has been first approved for use by the Company and all appropriate regulatory agencies).
     2.2     The Company will furnish such proper information and execute and file such documents as may be necessary for the Company to qualify the Shares for offer and sale under the securities laws of such jurisdictions as the Dealer Manager may reasonably designate and will file and make in each year such statements and reports as may be required. The Company will furnish to the Dealer Manager a copy of such papers filed by the Company in connection with any such qualification.
     2.3     The Company will: (a) use its best efforts to cause the Registration Statement to become effective; (b) furnish copies of any proposed amendment or supplement to the Registration Statement or Prospectus to the Dealer Manager; (c) file every amendment or supplement to the Registration Statement or the Prospectus that may be required by the SEC; and (d) use its best efforts to obtain the lifting of any stop order suspending the effectiveness of the Registration Statement that may be issued by the SEC at the earliest possible time. If at any time when a Prospectus is required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of either the Company or the Dealer Manager, the Prospectus or any other prospectus then in effect would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will effect the preparation of an amended or supplemental prospectus which will coned such statement or omission. The Company will then promptly prepare such amended or supplemental prospectus or prospectuses as may be necessary to comply with the requirements of Section 10 of the Securities Act.

3.     Obligations and Compensation of Dealer Manager
     3.1     The Company hereby appoints the Dealer Manager as its agent and principal distributor for the purpose of selling for cash up to a maximum of 250,000,000 Shares through Dealers. The Dealer Manager may also sell Shares for cash directly to its own clients and customers at the public offering price and subject to the terms and conditions stated in the Prospectus. The Dealer Manager hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Shares on said terms and conditions. The Dealer Manager represents to the Company that (i) the Dealer Manager is a member of FINRA; (ii) the Dealer Manager and its employees and representatives have all required licenses and registrations to act under this Agreement; and (iii) the Dealer Manager has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules, and the USA PATRIOT Act of 2001, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company.
     3.2     Promptly after the effective date of the Registration Statement, the Dealer Manager and the Dealers shall commence the offering of the Shares for cash to the public in jurisdictions in which the Shares are registered or qualified for sale or in which such offering is otherwise permitted. The Dealer Manager and the Dealers will suspend or terminate offering of the Shares upon request of the Company at any time and will resume offering the Shares upon subsequent request of the Company.
     3.3     Except as provided in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by the Dealer Manager, the Company agrees that it will pay to the Dealer Manager selling commissions in the amount of 7.0% of the gross proceeds of the Shares sold plus a dealer manager fee in the amount of 2.0% of the gross proceeds of the Shares sold; provided, however, that there shall be no selling commissions and no dealer manager fees paid for sales of Shares under the Company’s distribution reinvestment plan. The Company will not be liable or responsible to any Dealer for direct payment of commissions to such Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to Dealers. Notwithstanding the above, at its discretion, the Company may act as agent of the Dealer Manager by making direct payment of commissions to such Dealers without incurring any liability therefore.
     3.4     The Dealer Manager represents and warrants to the Company and each person and firm that signs the Registration Statement that the information under the caption “Plan of Distribution” in the Prospectus and all other information furnished to the Company by the Dealer Manager in writing expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus, or any amendment or supplement thereto does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     3.5     The Dealer Manager shall use and distribute, in conjunction with the offer and sale of any Shares, only the Prospectus and such sales literature and advertising as shall have been previously approved in writing by the Company.

     3.6     The Dealer Manager and the Dealers shall cause Shares to be offered and sold only in those jurisdictions specified in writing by the Company for whose account Shares are then offered for sale, and such list of jurisdictions shall be updated by the Company as additional states are added. The Company shall specify only such jurisdictions in which the offering and sale of its Shares has been authorized by appropriate state regulatory authorities. No Shares shall be offered or sold for the account of the Company in any other states.
4.     Indemnification
     4.1     The Company will indemnify and hold harmless the Dealers and the Dealer Manager, their officers and directors and each person, if any, who controls such Dealer or Dealer Manager within the meaning of Section 15 of the Securities Act from and against any losses, claims, damages or liabilities (“Losses”), joint or several, to which such Dealers or Dealer Manager, their officers and directors, or such controlling person may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained (i) in any Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus or (ii) in any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”), or (b) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the Registration Statement, or in the Prospectus or any amendment or supplement to the Prospectus of the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each Dealer or Dealer Manager, its officers and each such controlling person for any legal or other expenses reasonably incurred by such Dealer or Dealer Manager, its officers and directors, or such controlling person in connection with investigating or defending such loss, claim, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such Loss arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company or Dealer Manager by or on behalf of any Dealer or Dealer Manager specifically for use with reference to such Dealer or Dealer Manager in the preparation of the Registration Statement or any such post-effective amendment thereof, any such Blue Sky Application or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto; and further provided that the Company will not be liable in any such case if it is determined that such Dealer or Dealer Manager was at fault in connection with the Loss. Notwithstanding the foregoing, the Company may not indemnify or hold harmless the Dealer Manager, any Dealer or any of their affiliates in any manner that would be inconsistent with the provisions of Article

II.G. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. effective May 7, 2007, as may be amended (the “NASAA Guidelines”). In particular, but without limitation, the Company may not indemnify or hold harmless the Dealer Manager, any Dealer or any of their affiliates for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:
(a)	there has been a successful adjudication on the merits of each count involving alleged securities law violations;

(b)	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

(c)	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.
     4.2     The Dealer Manager will indemnify and hold harmless the Company and each person or firm which has signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, from and against any Losses to which any of the aforesaid parties may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement of a material fact contained (i) in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or (ii) any Blue Sky Application, or (b) the omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the Registration Statement, or in the Prospectus, or in any amendment or supplement to the Prospectus or the omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein in the light of the circumstances under which they were made not misleading in each case to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Registration Statement or any such post-effective amendments hereof or any such Blue Sky Application or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto, or (d) any unauthorized use of sales materials or use of unauthorized verbal representations concerning the Shares by the Dealer Manager, or (e) any failure to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001, and will reimburse the aforesaid parties, in connection with investigation or defending such Loss or action. This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.

     4.3     Each Dealer, severally, will indemnify and hold harmless the Company, Dealer Manager and each of their directors (including any person named in the Registration Statement with his consent as about to become a director), each of their officers who has signed the Registration Statement and each person, if any, who controls the Company and the Dealer Manager within the meaning of Section 15 of the Securities Act from and against any Losses to which the Company, the Dealer Manager, any such director or officer, or controlling person may become subject, under the Securities Act or otherwise, insofar as such Losses or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained (i) in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or (ii) in any Blue Sky Application, or (b) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, or (c) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of the Registration Statement, or in the Prospectus, or in any amendment or supplement to the Prospectus or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of such Dealer specifically for use with reference to such Dealer in the preparation of the Registration Statement or any such post-effective amendments thereof or any such Blue Sky Application or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto, or (d) any unauthorized use of sales materials or use of unauthorized verbal representations concerning the Shares by such Dealer or Dealer’s representatives or agents in violation of Section VII of the Selected Dealer Agreement in substantially the form attached hereto as Exhibit A or otherwise, or (e) any failure to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001, or any failure to determine suitability as provided for in Section 11 of this Agreement and will reimburse the Company and the Dealer Manager and any such directors or officers, or controlling person, in connection with investigating or defending any such Loss or action. This indemnity agreement will be in addition to any liability which such Dealer may otherwise have.
     4.4     Promptly after receipt by an indemnified party under this Section 4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, notify in writing the indemnifying party of the commencement thereof and the omission so to notify the indemnifying party (i) will not relieve it from liability under such Section of this Agreement unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in such Section of this Agreement.

     4.5     The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be subject to approval by the indemnified party, not to be unreasonably withheld or delayed. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel) selected by the indemnifying party, subject to approval by the indemnified party not to be unreasonably withheld or delayed, and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel to the indemnified party (subject to approval by the indemnified party not to be unreasonably withheld or delayed) to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party may settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder but may not do so without the prior written consent of the indemnified parties, unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.
     4.6     If the indemnity agreements contained in this Section 4 are applicable but if for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any Losses or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such Losses and expenses incurred by such indemnified party, as incurred, (a) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Dealer Manager or Dealer on the other hand from the offering of the Shares in question or (b) if the allocation provided by clause (a) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) but also the relative fault of the Company on the one hand and of the Dealer Manager or Dealer on the other hand in connection with the statements or omissions which resulted in such Losses or expenses, as well as any other relevant equitable considerations.
     The relative benefits received by the Company on the one hand, and the Dealer Manager or Dealer on the other hand, in connection with the Offering shall be deemed to be in the same respective proportions as the total net proceeds from the Offering (before deducting expenses) received by the Company and the total selling commission and any dealer manager fee actually received by the Dealer Manager or Dealer, in each case as set forth on the cover of the Prospectus, bear to the aggregate public offering price of the Shares as set forth on such cover. The relative fault of the Company on the one hand, and the Dealer Manager or Dealer on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Dealer Manager or Dealer and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. It is understood that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 4. The aggregate amount of Losses and expenses incurred by an indemnified party and referred to above in this Section 4 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
     Notwithstanding the provisions of this Section 4, the Dealer Manager or Dealer shall not be required to contribute any amount in excess of the total price of the Shares sold by it.
     No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     For purposes of this Section 4, each director of the Company, each other person who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company, and each person, if any, who controls the Dealer Manager or any Dealer within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such Dealer Manager or Dealer.
5.     Survival of Provisions
     The respective agreements, representations and warranties of the Company and the Dealer Manager set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Dealer Manager or any Dealer or any person controlling the Dealer Manager or any Dealer or by or on behalf of the Company or any person controlling the Company, and (b) the acceptance of any payment for the Shares.
6.     Applicable Law; Venue
     This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by the laws of, the State of Arizona; provided however, that causes of action for violations of federal or state securities laws shall not be governed by this Section. Venue for any action brought hereunder shall lie exclusively in Phoenix, Arizona.
7.     Counterparts
     This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

8.     Successors and Amendment
     8.1     This Agreement shall inure to the benefit of and be binding upon the Dealer Manager and the Company and their respective successors. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein. This Agreement shall inure to the benefit of the Dealers to the extent set forth in Sections 1 and 4 hereof.
     8.2     This Agreement may be amended only by the written agreement of the Dealer Manager and the Company.
9.     Term
     This Agreement may be terminated by either party (i) immediately upon notice to the other party in the event that the other party shall have materially failed to comply with any of the material provisions of this Agreement on its part to be performed during the term of this Agreement or if any of the representations, warranties, covenants or agreements of such party contained herein shall not have been materially complied with or satisfied within the times specified or (ii) by either party on 60 days written notice.
     In any case, this Agreement shall expire at the close of business on the effective date that the Offering is terminated. The provisions of Section 4 hereof shall survive such termination. In addition, the Dealer Manager, upon the expiration or termination of this Agreement, shall (i) promptly deposit any and all funds in its possession which were received from investors for the sale of Shares into such account as the Company may designate; and (ii) promptly deliver to the Company all records and documents in its possession which relate to the Offering and are not designated as dealer copies. The Dealer Manager, at its sole expense, may make and retain copies of all such records and documents, but shall keep all such information confidential. The Dealer Manager shall use its best efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company. Upon expiration or termination of this Agreement, the Company shall pay to the Dealer Manager all commissions to which the Dealer Manager is or becomes entitled under Section 3 at such time as such commissions become payable. In such event, participating broker-dealers shall only be entitled to actual earned commissions to date.
10.     Confirmation
     The Company hereby agrees and assumes the duty to confirm on its behalf and on behalf of dealers or brokers who sell the Shares all orders for purchase of Shares accepted by the Company. Such confirmations will comply with applicable rules of the SEC and FINRA, and will comply with applicable laws of such other jurisdictions to the extent the Company is advised of such laws in writing by the Dealer Manager.
11.     Suitability of Investors
     The Dealer Manager will offer Shares, and in its agreements with Dealers will require that the Dealers offer Shares, only to persons who meet the minimum financial qualifications set forth in the Prospectus or the minimum suitability requirements established by any state in which the shares are sold. In making the determinations as to the minimum financial qualifications and the minimum suitability requirements established by any state, the Dealer Manager may rely on information provide or representations made by the Dealers. In addition, based on information provided to the Dealers by each person seeking to purchase Shares, the Dealers shall make every reasonable effort to determine that the purchase of the Shares is a suitable and appropriate investment for each such person including consideration of the factors set forth in Section III C. of the NASAA Guidelines and the Dealer shall maintain for six years records of the information used to determine that an investment in the Shares is suitable and appropriate for such person.
12.     Submission of Subscriptions
     12.1     Those persons who purchase Shares will be instructed by the Dealer Manager or the Dealer to make their checks payable to “Cole Credit Property Trust III, Inc.” or alternatively “CCPT III” or “Cole.” The Dealer Manager and any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer Manager or Dealer that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section 12 and in accordance with the requirements set forth in Rule 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended. Transmittal of received investor funds will be made in accordance with the following procedures. The Dealer Manager may authorize certain Dealers that are “$250,000 broker-dealers” to instruct their customers to make their checks for Shares subscribed for payable directly to the Dealer. In such case, the Dealer will collect the proceeds of the subscribers’ checks and issue a check for the aggregate amount of the subscription proceeds made payable to the Company.
     12.2     If a Dealer conducts its internal supervisory procedures at the location where subscription documents and checks are initially received, the Dealer shall, by noon of the business day following receipt by the Dealer of the subscription documents and the check, forward the subscription documents and the checks to the Dealer Manager.
     12.3     If a Dealer’s internal supervisory procedures are to be performed at a different location (the “Final Review Office”), the subscription documents and check must be transmitted to the Final Review Office by noon of the next business day following receipt of the subscription documents and check-by the Dealer. The Final Review Office will, by the end of the second business day following receipt by the Dealer of the subscription documents and check, forward the subscription documents and checks to the Dealer Manager.
     12.4     Purchasers will have the right to rescind their purchases of Shares within five days after the date the purchaser signs the subscription agreement. If a purchaser exercises this right of rescission, the Dealer shall promptly return to the Company any selling commission it has received with respect to such sale.
13.     Notices
     Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to be delivered when delivered in person or deposited in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, to the intended recipient as set forth below:

If to the Company;	Cole Credit Property Trust III, Inc.
2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
Attention: President

If to the Dealer Manager;	Cole Capital Corporation
2575 East Camelback Road, Suite 500
Phoenix, Arizona 85016
Attention: President
     Any party may change its address specified above by giving the other party notice of such change in accordance with this Section 13.
14.     Integration
     This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Dealer Manager with respect to the subject matter hereof.
15.     Waiver of Jury Trial
     The Company and the Dealer Manager hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.
16.     Effective Date
     The Effective Date of this Agreement shall mean the first business day after the day the Company terminates or closes the current offering for Company common stock but in no event before the Registration Statement (as defined below) becomes effective. The Dealer Manager shall not offer for sale any Shares prior to the Effective Date.

Very truly yours, COLE CREDIT PROPERTY TRUST III, INC.
By:	/s/ Christopher H. Cole
Christopher H. Cole, President

Accepted and agreed as of the date first above written.
COLE CAPITAL CORPORATION

By:	/s/ Marc T. Nemer

Marc T. Nemer, President

EXHIBIT A
COLE CREDIT PROPERTY TRUST III, INC.
Up to 275,000,000 Shares of Common Stock
SELECTED DEALER AGREEMENT
Ladies and Gentlemen:
     Cole Capital Corporation, as the dealer manager (“Dealer Manager”) for Cole Credit Property Trust III, Inc. (the “Company”), a Maryland corporation, invites you (the “Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company subject to the following terms:
     I.     Dealer Manager Agreement
     The Dealer Manager has entered into an agreement with the Company called the Dealer Manager Agreement dated ___2010, in the form attached hereto as Exhibit A (the “Dealer Manager Agreement”). The terms of the Dealer Manager Agreement relating to the Dealer are incorporated herein by reference as if set forth verbatim and capitalized terms not otherwise defined herein shall have the meanings given them in the Dealer Manager Agreement. By your acceptance of this Agreement, you will become one of the Dealers referred to in the Dealer Manager Agreement and will be entitled and subject to the indemnification provisions contained in the Dealer Manager Agreement, including the provisions of the Dealer Manager Agreement wherein the Dealers, to the extent described in the Dealer Manager Agreement, severally agree to indemnify and hold harmless the Company, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company and the Dealer Manager within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Dealer Manager Agreement. The Shares are offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”). This Agreement shall be effective as of the Effective Date and no sales are authorized prior to the Effective Date.
     Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations on their behalf except as set forth in the Prospectus and such other printed information furnished to Dealer by the Dealer Manager or the Company to supplement the Prospectus (“supplemental information”).
     II.     Submission of Orders
     Those persons who purchase Shares will be instructed by the Dealer to make their checks payable to “Cole Credit Property Trust III, Inc.” or alternatively “CCPT III” or “Cole.” Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer that conform to the foregoing instructions shall be transmitted for deposit as set forth below. The Dealer Manager may authorize Dealer, if Dealer is a “$250,000 broker-dealer,” to instruct its customers to make its checks for Shares subscribed for payable directly to the Dealer, in which case the Dealer will collect the proceeds of the subscriber’s checks and issue a check made payable to the order of the Dealer Manager for the aggregate amount of the subscription proceeds. Transmittal of received investor funds will be made in accordance with the following procedures:
(a)	If the Dealer conducts its internal supervisory procedures at the location where subscription documents and checks are initially received, the Dealer shall conduct its suitability review of the transaction, and if the Dealer determines the transaction suitable and the paperwork is in good order, forward the subscription documents and check to the Dealer Manager by the end of the next business day following receipt of the subscription documents and the check.
(b)	If the internal supervisory procedures are to be performed at a different location (the “Final Review Office”), the subscription documents and check must be transmitted to the Final Review Office by the end of the next business day following receipt by the Dealer of the subscription documents and check. The Final Review Office will, by the end of the next business day following receipt by the Final Review Office of the subscription documents and check, conduct its suitability review of the transaction, and if Dealer determines the transaction is suitable and the paperwork is in good order, forward the subscription documents and check to the Dealer Manager.
     If requested by the Company or the Dealer Manager, the Dealer shall obtain from subscribers for the Shares, other documentation reasonably deemed by the Company or the Dealer Manager to be required under applicable law or as may be necessary for the Dealer Manager to perform its suitability reviewed as required according to the Prospectus and Section 11 of the Dealer Manager Agreement.
     III.     Pricing
     Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, 250,000,000 Shares shall be offered to the public at the offering price of $10.00 per Share, payable in cash pursuant to the primary offering and up to 25,000,000 Shares will be offered pursuant to the Company’s distribution reinvestment plan at $9.50 per share until such time as the Company’s board of directors determines a reasonable estimate of the value of the Company’s Shares. Thereafter, the per share offering price under the Company’s distribution reinvestment plan will be the most recent estimated value per share as determined by the Company’s board of directors as described in the “Summary of Distribution Reinvestment Plan” section of the Prospectus. The Company reserves the right to reallocate the Shares included in the Offering between those offered to the public and those offered pursuant to the distribution reinvestment plan. Except as otherwise indicated in the Prospectus, additional investments may be made in cash in minimal increments of at least 100 Shares. The Shares are nonassessable. The Dealer hereby agrees to place any order for the full purchase price.
     IV.     Dealers’ Commissions
     Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s selling commission applicable to the total public offering price of Shares sold by Dealer which it is authorized to sell hereunder is 7.0% of the gross proceeds of Shares sold by it and accepted and confirmed by the Company (there is no selling commissions for Shares sold pursuant to the

Company’s distribution reinvestment plan), which commission will be paid by the Dealer Manager. For these purposes, a “sale of Shares” shall occur if, and only if, a transaction has closed with a securities purchaser pursuant to all applicable offering and subscription documents and the Company has thereafter distributed the commission to the Dealer Manager in connection with such transaction. The Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Company. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable associated therewith. In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, reallow to Dealers all or a portion of its dealer manager fee as marketing fees and due diligence expense allowance, based on such factors as the Dealer Manager may from time to time determine, including but not limited to, level of marketing support, level of due diligence review and likelihood of success of its sales. In addition, such payments may be made by the Dealer Manager or it affiliates out of organizational and offering expense reimbursements or its own proceeds.
     The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the offering is limited to such commission from the Dealer Manager and Dealer’s indemnity referred to in Section 4 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such commission to the Dealer.
     V.     Payment
     Payments of selling commissions will be made by the Dealer Manager (or by the Company as provided in the Dealer Manager Agreement) to Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company. Dealer acknowledges that if the Company pays selling commissions to the Dealer Manager, the Company is relieved of any obligation for selling commissions to the Dealer. The Company may rely on and use the preceding acknowledgement as a defense against any claim by Dealer for selling commissions that the Company pays to Dealer Manager but that Dealer Manager fails to remit to Dealer. Purchasers will have the right to rescind their purchases of Shares within five days after the purchaser signs the subscription agreement. If a purchaser exercises this right of rescission, the Dealer shall promptly return to the Company any selling commission it has received with respect to such sale.
     VI.     Right to Reject Orders or Cancel Sales
     All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any or no reason. Orders not accompanied by a Subscription Agreement/Signature Page properly executed and the required check in payment for the Shares may be rejected. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order.
     VII.     Prospectus and Supplemental Information
     Dealer is not authorized or permitted to give, and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any supplemental information provided by the Company or the Dealer Manager. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any amendments or supplements thereto, as well as any supplemental information, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements and amendments thereto to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give any supplemental information to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such supplemental information. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “dealer only,” “broker only,” “broker-dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to any prospective investor or members of the public. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Dealer Manager. Each Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act or the rules and regulations thereunder. On becoming a Dealer, and in offering and selling Shares, Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act. Notwithstanding the termination of this Agreement, the obligations hereunder shall be valid and binding upon the Dealer.
     VIII.     License and Association Membership
     Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of FINRA, and Dealer agrees to notify the Dealer Manager immediately if Dealer ceases to be a member in good standing. The Dealer Manager also hereby agrees to comply with the Conduct Rules of FINRA, including but not limited to Rules 2730, 2740, 2420 and 2750.
     IX.     Anti-Money Laundering Compliance Programs
     Dealer represents to the Company and the Dealer Manager that Dealer has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company.
     X.     Limitation of Offer
     Dealer will offer Shares only to persons who meet the qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing by the Company or the Dealer Manager that the Shares are qualified for sale or that such qualification is not required. In offering Shares, Dealer will comply with all applicable provisions of the FINRA Conduct Rules, including those rules relating to the suitability of recommendations, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III C of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. The Dealer Manager and Dealer shall be responsible for determining that an investor meets the minimum financial qualifications set out in the Prospectus and the minimum suitability requirements established by any state. In doing so, the Dealer Manager may rely on information provided and representations made by the Dealer. Based on the information provided to the Dealer by each person seeking to purchase Shares through the Delaer, the Dealer shall be responsible for making every reasonable effort to determine that the purchase of the Shares is a suitable and appropriate investment for each such person including consideration of the factors set forth in Article III C of the NASAA Guidelines, and the Dealer shall maintain for six years records of the information used to determine that an investment in the shares is suitable and appropriate for such person.
     XI.     Termination
     Dealer will suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.
     This Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted by Dealer upon placing an order for sale of Shares after he has received such notice.
     XII.     Privacy Laws
     The Dealer Manager and Dealer (each referred to individually in this section as “party”) agree as follows:
(a)	Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (ii) the privacy standards and requirements of any other applicable Federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time;

(b)	Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(c)	Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

     XIII.     Notice
     All notices will be in writing and will be duly given to the Dealer Manager when sent via overnight express delivery service to 2575 E. Camelback Road, Suite 500, Phoenix, Arizona 85016, and to Dealer when sent via overnight express delivery service to the address specified by Dealer herein.
     XIV.     Attorneys’ Fees, Applicable Law and Venue
     In the event of a dispute between the Parties arising out of or related to this Agreement, such dispute shall be submitted to arbitration before FINRA in Phoenix, Arizona, in accordance with FINRA industry arbitration rules. Any award shall be final and binding between the Parties and judgment thereon may be entered in any court of competent jurisdiction.
     In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of Arizona and shall take effect when signed by Dealer and countersigned by the Dealer Manager. Venue for any action (including arbitration) brought hereunder shall lie exclusively in Phoenix, Arizona. If, for whatever reason, any dispute is not subject to arbitration, then as to that dispute and any claims arising out of it, the Dealer Manager and the Dealer hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its duly authorized agent.

THE DEALER MANAGER: COLE CAPITAL CORPORATION
By:
Marc T. Nemer, President

EXHIBIT A
Dealer Manager Agreement
Attached on CD-Rom in
Due Diligence package.

     We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.
1.     Identity of Dealer:
Name: «CONTACT_COMPANY_NAME»

Type of entity:

(corporation, partnership, proprietorship, etc.)

Organized in the State of:

Licensed as broker-dealer in the following States:

Tax I.D. #:
2.     Person to receive notice pursuant to Section XIII:

Name:
Company: «CONTACT_COMPANY_NAME»
Address: «CONTACT_FULLMAILINGADDRESS»

Telephone No.:

Facsimile No.:

Email Address:
AGREED TO AND ACCEPTED BY THE DEALER:

«CONTACT_COMPANY_NAME»

By:
                    Signature

Name:

Title: